Exhibit 99.1
NEWS RELEASE
800 Cabin Hill Drive, Greensburg, PA 15601-1650

Media contact:	Investor contact:
Doug Colafella	Max Kuniansky
Manager, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6387	and Corporate Communications
Media Hotline: 1-888-233-3583	Phone: (724) 838-6895
E-mail: dcolafe@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com
FOR IMMEDIATE RELEASE
Allegheny Power Completes Second Auction for Post-2010 Electricity Supply in Pennsylvania
GREENSBURG, Pa., June 5, 2009 — Allegheny Power, the electricity delivery unit of Allegheny Energy, Inc. (NYSE: AYE), announced today that the Pennsylvania Public Utility Commission approved the results of Allegheny’s second auction to purchase power for 2011 and beyond.
Allegheny awarded 13 contracts in this auction, representing approximately 5.3 million megawatt-hours (MWh) of generation supply, or nearly 18 percent of the auction purchases authorized by the Commission for periods following the expiration of rate caps on December 31, 2010. The results of the auction were:
For residential customers:
•	Eight 17-month contracts

•	Three 29-month contracts

•	Average weighted retail generation price: $71.64/MWh
For non-residential customers:
•	Two 17-month contracts

•	Average weighted retail generation price: $75.40/MWh
Included in the average weighted retail generation pricing cited above are energy, capacity, Pennsylvania gross receipts taxes, line losses, renewable energy requirements, ancillary services and other provisions. The contracts awarded today begin on January 1, 2011.
To enable residential customers to benefit from the recent decline in power prices, Allegheny accelerated its first auction by two months and more than doubled the amount of power purchased for residential customers in this second auction. If the average prices of the remaining auctions were to be the same as the first two auctions combined, a typical Pennsylvania residential customer’s bill in 2011 would increase on average about $9.62, or 10.6 percent over 2010 levels, assuming usage of 1,000 kilowatt-hours (KWh) per month. Actual rates will not be available until all supply purchases have been completed and prices are averaged together.
“We’re pleased that we were able to purchase power at such attractive prices for our customers,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. “We now have contracts for more than half of the electricity supply we need to serve our Pennsylvania residential customers in 2011.”

The winning suppliers were selected from among nine competitive bidders. An independent monitoring firm, Boston Pacific Company, Inc., oversaw the process for Allegheny Power. An additional auction is scheduled for October of this year, with three more scheduled in 2010 and two in 2012. The multiple auctions are designed to shield customers against overexposure to market conditions at any single point in time.
Allegheny has a Commission-approved plan in place to protect customers from the possibility of significant rate increases immediately following the expiration of rate caps. For more information on the company’s rate mitigation plan, visit the company’s Web site at www.alleghenypower.com, click on the Watt Watchers icon and visit the Pennsylvania section.
Allegheny Power’s Watt Watchers program offers information and programs to help its customers manage their electricity bills and use energy more efficiently. For more information and tips on using energy wisely, visit the Watt Watchers area of the company’s Web site at www.alleghenypower.com.
Summary: Results of First Two Auctions

		Small and Medium
	Residential Customers	Non-Residential Customers
1st Auction (April 17, 2009)
Retail generation price per MWh	$72.80	N/A
2nd Auction (June 5, 2009)
Retail generation price per MWh	$71.64	$75.40
Average of Both Auctions
Retail generation price per MWh	$72.24	$75.40

Allegheny Power
Pennsylvania Power Procurement Plan

	CUSTOMER CLASS
		Small and		Estimated Load
		Medium Non-	Large Non-	(MWh;
	Residential	Residential	Residential	thousands)
AUCTIONS

April 17, 2009 (Complete)	▪			2,300

June 5, 2009 (Complete)	▪	▪		5,300

October 16, 2009	▪	▪		1,800

January 2010	▪	▪		2,500

June 2010	▪	▪		2,500

October 2010	▪	▪	▪	8,900

January 2012	▪	▪		3,600

April 2012	▪	▪		3,300

TOTAL AUCTION PURCHASES				30,200
SPOT PURCHASES (2011-2013)	▪	▪	▪	14,300

TOTAL				44,500
Schedule is for all purchases required for the plan period of January 1, 2011 to May 31, 2013.
Allegheny Energy
Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned electric utility with total annual revenues of over $3 billion and more than 4,000 employees. The company owns and operates generating facilities and delivers low-cost, reliable electric service to approximately 1.6 million customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.
Forward-Looking Statements
In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: rate regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; capacity purchase commitments; and regulatory matters. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: plant performance and unplanned outages; changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets and actions of rating agencies; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in customer switching behavior and their resulting effects on existing and future load requirements; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; inflationary and interest rate trends changes in market rules, including changes to PJM participant rules and tariffs; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies and accounting issues facing our organization; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.
-###-